Exhibit 99.1

News Release
Contacts:

Richard Mack ScanSoft, Inc. 781-565-5000 richard.mack@scansoft.com	Karen Blasing Nuance Communications, Inc. 650-847-0000 kblasing@nuance.com

ScanSoft and Nuance Announce Termination of Hart-Scott-Rodino

Waiting Period for Proposed Merger

BURLINGTON, Mass. and MENLO PARK, Calif., September 8, 2005 – ScanSoft, Inc. (Nasdaq: SSFT) and Nuance Communications, Inc. (Nasdaq: NUAN) today announced that the United States Department of Justice has granted termination of the antitrust waiting period under the Hart-Scott-Rodino Act for the proposed merger of Nuance with ScanSoft.

Upon closing the transaction, Nuance shareholders will receive 0.77 shares of ScanSoft common stock, and $2.20 of cash, for each share of Nuance common stock that they own. The transaction is presently scheduled to close on September 15, 2005, subject to satisfaction of standard closing conditions.

The combination of ScanSoft and Nuance brings together the industry’s most comprehensive portfolio of speech applications, technologies and expertise that will enable customers to effectively deploy innovative speech-based solutions. The combined organization will have the technical resources and intellectual property required to develop new and innovative speech solutions that deliver enhanced value to customers. With leading technology, a premier partner network and an organization dedicated to speech, the company will be able to compete more effectively in new and expanding markets and provide value for its most important stakeholders – its customers, partners, investors and employees.

About Nuance

In an era where a focus on the customer is essential to business success, Nuance provides leading companies with voice-automation solutions that enable both an outstanding customer experience and corporate cost efficiency. Nuance is a leader in the voice automation market, providing software and solutions to more than 1,000 companies worldwide. Nuance (Nasdaq: NUAN) is headquartered in Menlo Park, Calif., and has offices around the world. For more information, visit www.nuance.com or call 1-888-NUANCE-8.

About ScanSoft, Inc.

ScanSoft, Inc. (Nasdaq: SSFT) is a global leader of speech and imaging solutions that are used to automate a wide range of manual processes – saving time, increasing worker productivity and improving customer service. For more information regarding ScanSoft products and technologies, please visit www.scansoft.com.

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SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between ScanSoft and Nuance, the closing of the proposed transaction, and any other statements about ScanSoft or Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction; the ability to recognize the expected benefits of the transaction; and the other factors described in ScanSoft’s Annual Report on Form 10-KT for the year ended September 30, 2004, Nuance’s Annual Report on Form 10-K for the year ended December 31, 2004, their respective most recent quarterly reports filed with the SEC and the Joint Proxy Statement/Prospectus relating to the transaction dated August 1, 2005. ScanSoft and Nuance disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.